Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

Atlanta, Austin, Chicago, Dallas, Hong Kong, Houston, London, Los Angeles, New Orleans, New York, Sacramento, San Francisco, Washington DC

November 26, 2012

Martin Midstream Partners L.P.
4200 Stone Road
Kilgore, Texas 75662

Ladies and Gentlemen:

We have acted as counsel to Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of up to 3,000,000 common units representing limited partner interests in the Partnership (the “Common Units”), pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of November 20, 2012, among the Partnership, RBC Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the underwriters named therein (collectively, the “Underwriters”), and the other parties named therein. The Underwriters have an option to purchase up to 450,000 additional Common Units to cover over-allotments, if any.
We refer to the Registration Statement on Form S-3 (Registration No. 333-183481), with respect to the Common Units being sold by the Partnership, as amended, (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Partnership's Prospectus Supplement dated November 21, 2012 (the “Prospectus Supplement”), which together with the accompanying prospectus dated September 11, 2012 (the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.
As the basis for the opinion hereinafter expressed, we examined the Partnership's Second Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”), the Underwriting Agreement, the Delaware Revised Uniform Limited Partnership Act (the “Act”), partnership records and documents, certificates of the Partnership, certain of its affiliates and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.
Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.    The Partnership has been duly formed and is validly existing as a limited partnership under the Act.

November 26, 2012

2.    The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Underwriting Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of the Act).

This opinion is limited in all respects to the federal laws of the United States of America and the Act, each as in effect on the date hereof.
At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership's Current Report on Form 8-K filed on the date hereof. We hereby consent to the statements with respect to us under the heading “Legal matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Partnership's Current Report on Form 8-K filed on the date hereof. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.
Very truly yours,
/s/ Locke Lord LLP
LOCKE LORD LLP